EXHIBIT 99.1

News
For Immediate Release

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Contact:
Robert B. Lewis
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SILGAN ANNOUNCES FINAL RESULTS OF TENDER OFFER

STAMFORD, CT, November 21, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, announced today the final results of its "modified Dutch auction" tender offer, which expired at 5:00 p.m., New York time, on Tuesday, November 15, 2016.  Based on the final count by Computershare Trust Company, N.A., the depositary for the tender offer, Silgan has accepted for purchase 5,308,905 shares of its common stock at a price of $50.75 per share in the tender offer, for a total purchase price of approximately $269.4 million, excluding fees and expenses relating to the tender offer.  Included in the 5,308,905 shares accepted for purchase in the tender offer are 382,797 shares that Silgan elected to purchase pursuant to its right to purchase up to an additional two percent of its outstanding shares of common stock in the tender offer.  The shares purchased in the tender offer represent approximately 8.8 percent of Silgan's outstanding common stock as of November 21, 2016.  Following settlement of the tender offer, Silgan will have 55,051,158 shares of its common stock outstanding.  Payment for the shares accepted for purchase, and return of all other shares tendered and not accepted for purchase, will be made promptly by the depositary for the tender offer.

Citigroup served as the dealer manager for the tender offer.  Computershare Trust Company, N.A. served as the depositary for the tender offer.  Georgeson LLC served as the information agent for the

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SILGAN HOLDINGS
November 21, 2016

tender offer.  Stockholders and investors who have questions or need information about the tender offer may contact Georgeson LLC at (866) 729-6811.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 87 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2015 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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